Exhibit 99.1

YRC Worldwide Launches HNRY Logistics™

TECH.TRUCKS.TOGETHER.™

OVERLAND PARK, Kan., December 3, 2018 — In this new era of tight capacity, YRC Worldwide Inc. (NASDAQ: YRCW) is well positioned to respond to the complexities of our customers’ supply chains with a suite of solutions that complement our less-than-truckload (LTL) services. By combining one of the world’s largest LTL networks with a freight brokerage and customer-facing transportation management system (TMS), YRCW is building the future of logistics.

“We are excited to leverage the enterprise synergies of Holland, New Penn, Reddaway, YRC Freight and now HNRY Logistics to bring more value to our customer base,” stated Darren Hawkins, chief executive officer of YRC Worldwide. With a North American focus, HNRY Logistics is comprised of five service divisions: Truckload Direct, Express Direct, Residential Direct, Engineered Solutions and Contract Logistics.

HNRY Logistics blends cutting-edge technology and multi-mode solutions with our fleet of nearly 60,000 assets. This hybrid logistics model gives the customer a convenient one-stop-shop for all of their capacity needs.

“After studying market trends and customer demand, we opted to build our own in-house freight brokerage and offer a carrier-direct TMS shipping portal (myHNRY™),” stated Hawkins. “Our customers will have a single access point to our entire network and brokerage – from rate shopping to dispatch to tracking to payment – creating a seamless digital customer experience.”

“In addition to the TMS product, we have developed an online Corporate Account Management Portal (campHNRY™) to enhance our logistics services for enterprise customers, including robust digital tools for case management, data analytics and more,” stated Hawkins.

Learn more at: www.HNRYLogistics.com

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About YRC Worldwide

YRC Worldwide Inc., headquartered in Overland Park, Kan., is the holding company for a portfolio of less-than-truckload (LTL) companies including Holland, New Penn, Reddaway, YRC Freight, and YRC Reimer as well as the logistics company HNRY Logistics. Collectively, YRC Worldwide companies have one of the largest, most comprehensive logistics and LTL networks in North America with local, regional, national and international capabilities. Through their teams of experienced service professionals, YRC Worldwide companies offer industry-leading expertise in flexible supply chain solutions, ensuring customers can ship industrial, commercial and retail goods with confidence.

Please visit our website at www.yrcw.com for more information.

Media Contact:	Mike Kelley
916-696-6121
mike.kelley@yrcw.com

SOURCE: YRC Worldwide